Exhibit 10.31

TECH TARGET, INC.

2016 EXECUTIVE INCENTIVE BONUS PLAN

1. Purpose

This 2016 Executive Incentive Bonus Plan (the “Plan”) is intended to provide an incentive for superior work and to motivate eligible executives of TechTarget, Inc. (the “Company”) toward even higher achievement and business results, to tie their goals and interests to those of the Company and its stockholders and to enable the Company to attract and retain highly qualified executives. The Plan is for the benefit of Covered Executives (as defined below).

2. Covered Executives

From time to time, the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) may select certain key executives (the “Covered Executives”) to be eligible to receive bonuses hereunder.

3. Administration

The Compensation Committee shall have the sole discretion and authority to administer and interpret the Plan. The specific goals and targets under of the Plan for each performance period shall be determined by the Compensation Committee and, once approved, filed with the minutes of the Committee.

4. Bonus Determinations

(a) A Covered Executive may receive a bonus payment under the Plan based upon the attainment of performance targets which are established by the Compensation Committee and relate to financial and operational metrics with respect to the Company or any of its subsidiaries (the “Performance Goals”), including the following: earnings per share, revenues, EBITDA, Adjusted EBITDA (defined as EBITDA further adjusted for stock-based compensation expense) or such other metrics as the Committee may determine. For 2016, payment of a bonus pursuant to the Plan will be based equally on attainment of a Revenue and Adjusted EBITDA target, respectively.

(b) Except as otherwise set forth in this Section 4(b): (i) any bonuses paid to Covered Executives under the Plan shall be based upon objectively determinable bonus formulas that tie such bonuses to one or more performance targets relating to the Performance Goals, (ii) bonus formulas for Covered Executives shall be adopted in each performance period by the Compensation Committee and communicated to each Covered Executive at the beginning of each bonus period and (iii) no bonuses shall be paid to Covered Executives unless and until the Compensation Committee makes a determination with respect to the attainment of the performance objectives. Notwithstanding the foregoing, the Company may adjust bonuses payable under the Plan based on achievement of individual performance goals or pay bonuses (including, without limitation, discretionary bonuses) to Covered Executives under the Plan based upon such other terms and conditions as the Compensation Committee may in its discretion determine.

(c) Each Covered Executive shall have a targeted bonus opportunity for each performance period. The maximum bonus payable to a Covered Executive under the Plan shall be established by the Committee for the applicable performance period.

(d) The payment of a bonus to a Covered Executive with respect to a performance period shall be conditioned upon the Covered Executive’s employment by the Company on the last day of the performance period; provided, however, that the Compensation Committee may make exceptions to this requirement, in its sole discretion, including, without limitation, in the case of a Covered Executive’s termination of employment, retirement, death or disability and as required under the terms of any applicable agreement with a Covered Executive.

(e) In order for the Covered Executives to earn a bonus hereunder, the minimum threshold of 90% of the Adjusted EBITDA and/or Revenue bonus target for the subject quarter must be achieved. If the applicable 90% threshold is achieved, the Covered Executives will earn 50% of the targeted bonus amount at 90% of the threshold with respect to each metric. The Covered Executives will earn an additional 5% of that metric’s allocation for their targeted bonus amount for each additional 1% of the Adjusted EBITDA and Revenue bonus target achieved over 90% until 100% of the Adjusted EBITDA and Revenue bonus target is achieved. In the event that Adjusted EBITDA for the full fiscal year 2016 is greater than 100% of the aggregate amount of the Covered Executive’s target bonus amount, then that portion of the bonus payable in excess of the targeted bonus amount will be payable in common stock of the Company.

5. Timing of Payment

The Performance Goals will be measured at the end of each fiscal year after the Company’s financial reports have been published. If the Performance Goals are met, payments will be made within 60 days thereafter, but not later than March 15.

Quarterly payments will be made to the Covered Executives based on the portion of the annual Performance Goals allocated to each quarter under the Plan. Such quarterly payments are recoverable by the Company for subsequent quarterly performance (the “claw-back”), and the Covered Executives will receive the payment (or a portion thereof) applicable to a prior quarter for which the applicable metrics were not achieved in the event that the aggregate amount of the metrics, on a cumulative basis, were achieved over multiple quarters. At the end of 2016, if the aggregate amount of quarterly payments resulted in an overpayment (that would not have been made if the payments had been made on a one-time basis at the end of 2016), the Covered Executives will be required to repay the Company in the amount of the overpayment. Such repayment will be made over a six-month period in the form of offsets to other compensation payments owed to the Covered Executive; provided, that in the event that the employment of a Covered Executive terminates for any reason, then the full amount of any overpayment amount then due and owing to the Company would become immediately due and payable.

No quarterly payment may exceed twenty-five percent of the Covered Executive’s target bonus amount and any payments in excess of such target bonus amount will only be paid in the event that the annual Performance Goals are exceeded.

6. Amendment and Termination

The Company reserves the right to amend or terminate the Plan at any time in its sole discretion.